WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 6(d) HEREOF.

GOLDEN AUTUMN HOLDINGS INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:
Date of Issuance: August 31, 2007 ("Issuance Date")

Golden Autumn Holdings Inc., a Nevada corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Strategic Alliance Fund II, LP the registered holder hereof or its permitted assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the "Warrant"), at any time or times on or after December 1, 2007, but not after 11:59 P.M., New York time, on the Expiration Date (as defined below) fully paid nonassessable Shares (as defined below) (the "Warrant Shares"). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. This Warrant is one of the Warrants to purchase Shares issued pursuant to that certain Securities Purchase Agreement, dated as of August 31, 2007 (the “Subscription Date”), by and among the Company and the buyers (the "Buyers") referred to therein (the “SPA”). The aggregate number of Shares which may be purchased upon exercise of this Warrant shall be equal to 30% of the quotient obtained by dividing (a) the original aggregate principal amount of the Senior Secured Convertible Promissory Note issued to the original Holder of this Warrant pursuant to the SPA (the “Note”), by (b) the conversion rate set forth in Section 3 of the Note.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder, in whole or in part, on any day on or after the date that the number of Shares which may be purchased upon exercise of this Warrant is first definitively determined, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), of the Holder's election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the "Aggregate Exercise Price") in cash or by wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise) (the "Exercise Delivery Documents"), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the third Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the "Share Delivery Date"), the Company shall (X) if legends are not required to be placed on certificates for Shares pursuant to the SPA provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, and provided, further, that the Holder is eligible to receive shares through DTC, credit such aggregate number of Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission System, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Holder is not eligible to receive shares through DTC, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of Shares to which the Holder is entitled pursuant to such exercise. The Holder undertakes that whenever the Company credits securities as set forth in clause (X) of the preceding sentence, upon receipt of notice from the Company that the applicable registration statement is not, or no longer is, effective in respect of the resale of such securities, the Holder will not transfer such securities (other than (I) in connection with a transfer, wherein the Holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such transfer may be made without registration under the applicable requirements of the 1933 Act, or (II) the Holder provides the Company with reasonable assurances that the transfer may be effected pursuant to Rule 144 or Rule 144A) until the Company notifies the Holder that the applicable registration statement becomes effective (again). Upon delivery of the Exercise Delivery Documents or notification to the Company of a Cashless Exercise referred to in Section 1(d), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares in respect of which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise (the "Warrant Delivery Date") and at its own expense, issue a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares in respect of which this Warrant is exercised. No fractional Shares are to be issued upon the exercise of this Warrant, but rather the number of Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes, including without limitation, all documentary stamp, transfer or similar taxes, or other incidental expense that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b) Exercise Price. For purposes of this Warrant, "Exercise Price" means the price per Share paid by investors in the Financing (as such term is defined in the SPA), as adjusted as provided herein, provided however in the event that the Financing has not taken place by November 30, 2007, the Exercise Price shall be $1.00 per Share, subject to adjustment as provide herein.

(c) Company's Failure to Timely Deliver Securities. If within three (3) Trading Days after the Company's receipt of the facsimile copy of Exercise Delivery Documents, the Company fails to (x) issue and deliver a certificate for that number of Shares to which the Holder is entitled and register such Shares on the Company's share register or to credit the Holder's balance account with DTC for the number of Shares to which the Holder is entitled upon such Holder's exercise of this Warrant or (y) issue and deliver to the Holder by the Warrant Delivery Date a new Warrant for the number of Shares to which such Holder is entitled pursuant to Section 2(a) hereof, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Shares to deliver in satisfaction of a sale by the Holder of Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the Shares so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Shares or if legends are not required to be placed on certificates for Shares pursuant to the SPA provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Shares, times (B) the Closing Bid Price on the date of exercise.

(d) Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if within 210 days of the Issuance Date a Registration Statement (as defined in the Registration Rights Agreement) covering the Warrant Shares that are the subject of the Exercise Notice (the "Unavailable Warrant Shares") is not available for the resale of such Unavailable Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of Shares determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)
                      B

For purposes of the foregoing formula:

A= the total number of Shares in respect of which this Warrant is then being exercised.

B= the Closing Sale Price of the Shares (as reported by Bloomberg) on the Trading Day immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)  If the Company shall issue any Additional Stock (as hereinafter defined) without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such Additional Stock, the Exercise Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 2) be adjusted to a price equal to the price paid per share for such Additional Stock.

(i) No adjustment of the Exercise Price shall be made in an amount less than one cent per share, provided, however, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(ii) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(iii) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Company in good faith.

(iv)  “Additional Stock” shall mean any Shares issued by the Company after other than:

(A) shares of Common Stock issued or deemed issued to employees, consultants, directors or officer, or pursuant to a stock option plan or restricted stock purchase plan approved by the stockholders and Board of Directors of the Company; or

(B) Shares issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof;

(C)  Any Shares issued pursuant to the Financing.

(v) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding Shares or the determination of holders of Shares entitled to receive a dividend or other distribution payable in additional Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Shares (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional Shares or the Common Stock Equivalents (including the additional Shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased so that the number of Shares issuable on exercise of this Warrant shall be increased in proportion to such increase in the aggregate number of Shares outstanding and those issuable with respect to such Common Stock Equivalents.

(vi) If the number of Shares outstanding at any time is decreased by a combination of the outstanding Shares, then, following the record date of such combination, the Exercise Price shall be appropriately increased so that the number of Shares issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding Shares.

(b) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 2) provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of Shares deliverable upon exercise of this Warrant held by such holder would have been entitled on such recapitalization.

(c) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Warrants against impairment.

(d) No Fractional Shares and Certificate as to Adjustments,

(i) No fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of a Share as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 2, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Warrants a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Warrants, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Exercise Price at the time in effect, and (C) the number of Shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

(e) If any action or transaction would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 2, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that results in the lowest Exercise Price.

3. FUNDAMENTAL TRANSACTIONS.

If, at any time while this Warrant is outstanding there is a Fundamental Transaction, then upon the subsequent exercise of this Warrant, the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the "Alternate Consideration"). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

4. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

5. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant.

(i) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(ii) The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with the 1933 Act and the provisions of Section 2 of the SPA without the consent of the Company. The Company is obligated to register the Warrant Shares for resale under the 1933 Act pursuant to the Registration Rights Agreement. If at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer, that (i) the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, and (ii) the Holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company, and (iii) the transferee be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) promulgated under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) promulgated under the Securities Act of 1933, as amended.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Shares shall be given.

(d) Book Entry. Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless it is being exercised for all of the Warrant Shares represented by the Warrant. The Holder and the Company shall each maintain records showing the number of Warrant Shares exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the other, so as not to require physical surrender of this Warrant upon each such exercise. In the event the Company disputes such records of the Holder, the terms and provisions of Section 11 hereof shall apply. Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the Holder may not transfer this Warrant unless the holder first physically surrenders this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Warrant Shares represented by this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercises of any portion of this Warrant, the number of Warrant Shares represented by this Warrant may be less than the number stated on the face hereof.

7. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Golden Autumn Holdings Inc.
Attention: Mr. Charles Y. Fu, Vice Chairman & President
15455 Dallas Pkwy, 6th Floor Dallas, TX 75001
 Charles.Fu@GoldenAutumn.us

With a copy to:

Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Fax (212) 930-9725
Email: gsichenzia@srff.com

If to a Holder of this Warrant, to it at the address and facsimile number set forth on the Schedule of Buyers to the SPA with copies to such holder’s representatives as set forth on such Schedule of Buyers, or, in the case of the holder or any other Person named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice to the other party in accordance with this Section 6 at least five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

8. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided that no such action may increase the exercise price of any Warrant or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Warrant unless the same consideration also is offered to all of the Holders of the Warrants.

9. GOVERNING LAW; JURISDICTION. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

10.CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11.SEVERABILITY. If any provision of this Warrant or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms of this Warrant will continue in full force and effect.

12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, promptly, and in any event within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank agreed to by the Company and the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. If such investment bank or accountant agrees with the Company’s determination or calculations (as the case may be), then the Holder shall reimburse the Company for the expense it incurred to cause the investment bank/accountant to perform such determination or calculation (the “Evaluation Expense”). If Exercise Price or the Warrant Shares as determined or calculated (as the case may be) by such investment bank or accountant (the “Third Party Determination”) falls in between the Exercise Price or Warrant Shares as determined or calculated (as the case may be) by the Company (the “Company Determination”) and the Exercise Price or the Warrant Shares as determined or calculated (as the case may be) by the Holder (the “Holder Determination”), then the Holder shall reimburse the Company for a fraction of the Evaluation Expense of which the denominator shall be the absolute difference between the Company Determination and the Holder Determination and of which the numerator shall be the absolute difference between the Holder Determination and the Third Party Determination.  If the Third Party Determination of the Exercise Price is greater than the Company Determination of the Exercise Price or the Third Party Determination of the number of Warrant Shares is less than the Company Determination of the Warrant Shares, then the Holder shall reimburse the Company for the entire Evaluation Expense. If the Third Party Determination of the Exercise Price is lower than the Holder Determination of the Exercise Price or the Third Party Determination of the number of Warrant Shares is greater than the Holder Determination of the number of Warrant Shares, then the Holder shall not reimburse the Company for any Evaluation Expense. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. NOTICE OF CERTAIN EVENTS. The Company will give written notice to the Holder of this Warrant at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to Holders of Shares or (C) for determining rights to vote in respect of any Fundamental Transaction, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder to the extent it is material non-public information. The Company will also give written notice to the Holder of this Warrant at least ten (10) Business Days prior to the date on which any Fundamental Transaction, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder to the extent it is material non-public information.

15.CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(i) "Bloomberg" means Bloomberg Financial Markets.

(ii) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(iii) "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(iv) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Shares.

(v) "Eligible Market" means the OTC Bulletin Board, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(vi) "Expiration Date" means the date that is thirty-six months after the Issuance Date; provided that if such date falls on a day other than a Business Day or on which trading does not take place on the applicable Eligible Market (a "Holiday"), the next date that is not a Holiday.

(vii) "Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions effected after the Issuance Date, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) be the subject of a purchase, tender or exchange offer by another Person that is accepted by the holders of more than 50% of the outstanding shares of Voting Shares (not including any shares of Voting Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Shares (not including any Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reclassify or change the outstanding Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Shares. Notwithstanding anything to the contrary herein, the Financing or any shares issued in connection with the Financing shall not be considered a Fundamental Transaction.

(viii)  "Options" means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

(ix) "Shares" means (i) the Company's Common Stock, par value $0.001 per share, and (ii) any share capital into which such Shares shall have been changed or any share capital resulting from a reclassification of such Shares.

(x) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xi) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(xii) "Principal Market" means, from time to time, the Eligible Market upon which the Common Stock is admitted or listed and principally trades.

(xiii) "Registration Rights Agreement" means that certain registration rights agreement by and among the Company and the Buyers.

(xiv) "Required Holders" means the holders of the Warrants representing at least a majority of Shares issuable upon exercise of the Warrants then outstanding (without regard to any limitations on exercise thereof); provided, that any Warrant that is held by an Affiliate of the Company shall not be deemed to be outstanding for purposes of the determination of “Required Holders.”

(xv)  “Subscription Date” means August 31, 2007.

(xvi) "Successor Entity" means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(xvii) "Trading Day" means any day on which trading the Shares is reported on the Eligible Market that is the principal securities exchange or securities market on which the Shares are then traded; provided that "Trading Day" shall not include any day on which the Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xviii) "Voting Shares" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Shares to be duly executed as of the Issuance Date set out above.

GOLDEN AUTUMN HOLDINGS INC.

By:	/s/Charles Fu
Name: Charles Fu
Title: President

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

GOLDEN AUTUMN HOLDINGS INC.
The undersigned holder hereby exercises the right to purchase _________________ of the Shares of Golden Autumn Holdings Inc. (the “Shares”), a Nevada corporation (the "Company"), pursuant to the Warrant to Purchase Shares (Warrant No: ______________) (as adjusted by all the partial exercises thereof prior to the date hereof, the "Warrant". The total number of Shares issuable upon exercise of the Warrant, the “Warrant Shares”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

___________ a "Cash Exercise" in respect of ___________ Warrant Shares; and/or

When available pursuant to the terms of the Warrant, ___________ a "Cashless Exercise" in respect of ___________ Warrant Shares.

2. Cash Exercise. In the event that the holder has elected a Cash Exercise in respect of some or all of the Warrant Shares to be issued pursuant hereto, the undersigned holder hereby exercises the right to purchase _________________ of the Shares ("Warrant Shares") of Golden Autumn Holdings Inc., a Nevada corporation (the "Company"), evidenced by the attached Warrant to Purchase Shares (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

3. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

4. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Issue to: __________________________________________________

Address: __________________________________________________

Facsimile Number: __________________________________________

Authorization: ______________________

By: _______________________________

Title: ______________________________

Dated: _____________________________

DTC Participant Number and Name (if electronic book entry transfer): ________________

Account Number (if electronic book entry transfer): ______________________________

The undersigned holder hereby acknowledges that the execution and delivery of this Exercise Notice with respect to less than all of Warrant Shares shall have the same effect as cancellation of the Warrant and issuance of a new warrant evidencing the right to purchase the remaining number of Warrant Shares.

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ________________________________ to issue the above indicated number of Shares in accordance with the Transfer Agent Instructions dated ____________________, 2007 from the Company and acknowledged and agreed to by ______________________________

GOLDEN AUTUMN HOLDINGS INC.

By:
Name:
Title: